Exhibit 99.1

Immersion Corporation Reports First Quarter 2003 Financial Results

    SAN JOSE, Calif.--(BUSINESS WIRE)--April 28, 2003--Immersion Corporation, (Nasdaq:IMMR), a leading developer and licensor of haptic feedback technology, today announced revenues for the quarter ended March 31, 2003 of $3.7 million compared to revenues of $4.8 million in the first quarter of 2002. Operating expenses for the quarter were $5.6 million, down 3% from the same period last year. Net loss on a GAAP (Generally Accepted Accounting Principles) basis for the first quarter of 2003 was $3.7 million, or $0.18 per share, compared to a net loss of $3.7 million, or $0.19 per share, for the first quarter of 2002. This quarter's net loss includes non-cash amortization charges for stock-based compensation and intangible assets totaling $649,000, which reduced earnings by approximately $0.03 per share. This compares to non-cash charges of $1.3 million, attributable to amortization for stock-based compensation and intangible assets and acquisition related charges and other charges that reduced earnings by $0.07 per share for the same quarter last year.
    "While we are disappointed in our performance this quarter, we signed two very important multi-year, multi-million dollar agreements with Medtronic, Inc.," said Vic Viegas, Immersion's CEO. "While they contributed to our cash position and are expected to result in additional cash over the next nine quarters, recognition of the associated revenues on these licensing and development agreements must be deferred in accordance with GAAP until certain development milestones are achieved. In addition, during the quarter we entered into a royalty prepayment arrangement with an existing licensee that also generated cash in the quarter." Viegas added, "Our results continue to be affected by the longer sales cycles stemming from general economic weakness and market uncertainty in light of geopolitical events. Until the current economic environment improves, it is difficult for us to remain confident in our ability to achieve our earlier revenue target for the full year of 2003 of $23 million to $25 million. Accordingly, we are currently unable to forecast our 2003 revenues with any degree of confidence."

    About Immersion Corporation (www.immersion.com)

    Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing and marketing haptic technology and products. Bringing value to markets where user/product interaction needs to be made more compelling, safe or productive, Immersion helps its partners develop and increase competitive advantage and broaden market reach by making the use of touch sense feedback as critical a user experience as sight and sound. Immersion's technology is deployed across personal computing, entertainment, medical training, automotive and three-dimensional simulation markets. Immersion and its wholly owned subsidiaries hold over 185 issued patents worldwide.
    Immersion will host a conference call with company management on Monday, April 28, 2003, at 5:00 p.m. EDT to discuss operating results for the first quarter ended March 31, 2003. A question and answer session will follow. To listen to the call, dial (800) 365-3378, reservation number 20977310. The call will be archived and available for replay until May 2, 2003, by dialing (800) 633-8284, reservation number 20977310. The call will also be simulcast on the Internet through Immersion Corporation's web site, http://www.immersion.com. An audio replay of the call will be archived and available at http://www.immersion.com for replay until May 1, 2004.

    Statements made in this press release, other than statements of historical fact are forward-looking statements including those that reflect management's current forecast of Immersion's future revenue and operating results, customer demand for medical and force feedback products, realization of revenues and other benefits under third party agreements and the effect of the economic downturn. Forward looking statements made in this press release are based on current information, which management has assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business.
    Risks and uncertainties related to Immersion's business are further outlined in Immersion's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. These reports are filed with the Securities and Exchange Commission. These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Immersion is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

                         Immersion Corporation
            Condensed Consolidated Statements of Operations
               (In thousands, except per share amounts)
                              (Unaudited)

                                                Three Months
                                               Ended March 31,
                                            2003              2002
                                           -------           -------

Revenues:
 Royalty and license                     $    833          $  1,234
 Product sales                              2,148             2,398
 Development contracts and other              755             1,173
                                           -------           -------
   Total revenues                           3,736             4,805
                                           -------           -------

Costs and expenses:
 Cost of product sales                      1,106             1,285
 Sales and marketing                        1,791             2,109
 Research and development                   1,689             1,703
 General and administrative                 2,156             1,978
 Amortization of intangibles and
  deferred stock compensation                 649               914
 Acquisition related and other
  charges                                      --               397
                                           -------           -------

   Total costs and expenses                 7,391             8,386
                                           -------           -------

Operating loss                             (3,655)           (3,581)
Interest and other income (expense),
 net                                           (2)              (73)
                                           -------           -------

Net loss                                 $ (3,657)         $ (3,654)
                                           =======           =======

Basic and diluted net loss per share     $  (0.18)         $  (0.19)
                                           -------           -------

Shares used in calculating basic and
 diluted net loss per share                20,144            19,351
                                           -------           -------




                         Immersion Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                        March 31,       December 31,
                                          2003            2002 (1)
                                       (Unaudited)
                                       -----------      ------------

ASSETS
  Cash and cash equivalents           $    5,767        $    8,717
  Accounts receivable, net                 3,121             3,645
  Inventories                              2,382             2,128
  Prepaid expenses and other
   current assets                            975             1,151
                                       -----------      ------------

         Total current assets             12,245            15,641

  Property and equipment, net              1,840             2,044
  Intangibles and other assets,
   net                                     6,601             6,616
  Other investments                        1,000             1,000
                                       -----------      ------------

         TOTAL ASSETS                 $   21,686        $   25,301
                                       ===========      ============

LIABILITIES
  Accounts payable                    $    1,015        $    1,160
  Accrued compensation                     1,007               671
  Other accrued liabilities                1,098             1,311
  Deferred revenue and customer
   advances                                2,436             3,515
  Current portion of long-term
   debt                                       54                86
                                       -----------      ------------

         Total current liabilities         5,610             6,743

  Long-term debt                              47                51
  Long-term portion of deferred
   revenue                                 5,479             4,559
                                       -----------      ------------

         Total liabilities                11,136            11,353

STOCKHOLDERS' EQUITY                      10,550            13,948
                                       -----------      ------------

TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY                  $   21,686        $   25,301
                                       ===========      ============

(1)  Derived from the Company's annual audited financial statements.

    CONTACT: Immersion Corporation
             Victor Viegas/Bridget McQueen, 408/467-1900
             Invest@immersion.com